Exhibit 99.1

NEWS RELEASE

Lilly to Supply an Additional 150,000 Doses of AbCellera-Discovered Antibody, Bebtelovimab, to the U.S. Government in Ongoing Effort to Provide COVID-19 Treatment Options

06/29/2022

Bebtelovimab continues to maintain neutralization activity against all known variants of interest and concern

VANCOUVER, British Columbia, June 29, 2022 –  AbCellera (Nasdaq: ABCL) today announced that Eli Lilly and Company (Lilly) has entered into a modified purchase agreement with the U.S. government to supply an additional 150,000 doses of bebtelovimab, the second antibody developed through AbCellera’s collaboration with Lilly, for approximately $275 million. The existing U.S. government supply of bebtelovimab, including the new purchase, is expected to meet present demand through late August 2022. Delivery of doses will begin immediately and complete no later than August 5, 2022. An option for an additional 350,000 doses to be exercised no later than September 14, 2022 will remain in the agreement.

Details regarding Lilly's modified purchase agreement to provide the U.S. government can be found here.

Bebtelovimab continues to maintain neutralization activity against the most common, and fastest growing, Omicron variants (BA.2.12.1 and BA.4/BA.5) in the United States, in addition to all known variants of interest and concern.

About AbCellera’s Response to COVID-19
AbCellera initially mobilized its pandemic response platform against COVID-19 in February of 2020, resulting in the discovery of bamlanivimab, the first monoclonal antibody therapy for COVID-19 to reach human testing and to be authorized for emergency use by the U.S. FDA. Bamlanivimab alone and together with other antibodies has treated at least 700,000 patients, preventing COVID-19-related hospitalizations and death.

AbCellera’s second monoclonal antibody for COVID-19, bebtelovimab, was developed to combat emerging variants and. Bebtelovimab maintains binding and neutralizing activity across currently known and reported variants of concern. Bebtelovimab has been studied for the treatment of mild-to-moderate COVID-19 both as a monotherapy and together with other antibodies.

AbCellera’s efforts to respond to the COVID-19 pandemic have identified thousands of unique anti-SARS-CoV-2 human antibodies. These include bamlanivimab, bebtelovimab, and other antibodies that are in various stages of testing by AbCellera and its collaborators.

Bamlanivimab and bebtelovimab were developed from antibodies that were discovered using AbCellera’s pandemic response platform, in partnership with the Vaccine Research Center (VRC) at the National Institutes for

Allergy and Infectious Diseases (NIAID). AbCellera’s partner, Lilly, is responsible for development, manufacturing, and distribution of bamlanivimab and bebtelovimab.

AbCellera’s pandemic response capabilities were developed over the past four years as part of the Defense Advanced Research Projects Agency (DARPA) Pandemic Prevention Platform (P3) program. The goal of the P3 program is to establish a robust technology platform for pandemic response capable of developing field-ready medical countermeasures within 60 days of isolation of an unknown viral pathogen.

About AbCellera Biologics Inc.
AbCellera is a technology company that searches, decodes, and analyzes natural immune systems to find antibodies that its partners can develop into drugs to prevent and treat disease. AbCellera partners with drug developers of all sizes, from large pharmaceutical to small biotechnology companies, empowering them to move quickly, reduce cost, and tackle the toughest problems in drug development. For more information, please visit www.abcellera.com.

AbCellera Forward-looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Source: AbCellera Biologics Inc.

Inquiries

Media: Jessica Yingling, Ph.D.; media@abcellera.com, +1(236)521-6774
Business Development: Neil Berkley; bd@abcellera.com, +1(604)559-9005
Investor Relations: Melanie Solomon; ir@abcellera.com, +1(778)729-9116

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